Exhibit (d)(ii)

HERITAGE INCOME TRUST – HIGH YIELD BOND FUND

SUBADVISORY AGREEMENT

This Subadvisory Agreement is made as of January 2, 2007, between Heritage Asset Management, Inc., a Florida corporation (the “Manager”), and Western Asset Management Company, a California corporation (the “Subadviser”).

WHEREAS, the Manager has by separate contract agreed to serve as the investment adviser to the High Yield Bond Fund (the “Fund”), a series of the Heritage Income Trust (the “Trust”), a Massachusetts business trust registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end diversified management investment company consisting of one or more investment series of shares, each having its own assets and investment policies;

WHEREAS, the Manager’s contract with the Fund allows it to delegate certain investment advisory services to other parties; and

WHEREAS, the Manager desires to retain the Subadviser to perform certain investment subadvisory services for the Fund, and the Subadviser is willing to perform such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. Services to be Rendered by the Subadviser to the Fund.

(a) Investment Program. Subject to the control and supervision of the Board of Trustees of the Trust and the Manager, the Subadviser shall, at its expense, on a regular basis furnish to the Fund an investment program for such portion, if any, of Fund assets that are allocated to it by the Manager from time to time. With respect to such assets, the Subadviser will make investment decisions and will place all brokerage orders for the purchase and sale of portfolio securities. In the performance of its duties, the Subadviser will act in the best interests of the Fund and will comply with (i) applicable laws and regulations, including, but not limited to, the 1940 Act, (ii) the terms of this Agreement, (iii) the stated investment objective, policies and restrictions of the Fund, as stated in the then-current Registration Statement of the Trust, and (iv) the Trust’s compliance procedures and other policies, procedures or guidelines as the Trustees or the Manager reasonably may establish from time to time, and which are provided in writing to the Subadviser within a reasonable time. The Manager shall be responsible for providing the Subadviser with the Trust’s Declaration of Trust and all amendments thereto or restatements thereof, the Trust’s By-Laws and amendments thereto, resolutions of the Trust’s Board of Trustees authorizing the appointment of Subadviser and approving this Agreement and current copies of the materials specified in Subsections (a)(iii) and (iv) of this Section 1. At such times as may be reasonably requested by the Board or the Manager, the Subadviser will provide them with economic and investment analysis and reports, and make available to the Board any economical, statistical, or investment services normally available to similar investment company clients of the Subadviser.

(b) Reports and Availability of Personnel. The Subadviser, at its expense, will make available to the Trustees and the Manager such periodic reports and special reports as the Board and the Manager reasonably may request with respect to matters relating to the duties of the Subadviser as set forth herein. The Subadviser, at its expense, will make available to the Board and the Manager at reasonable times its portfolio managers and other appropriate personnel in order to review investment policies of the Fund and to consult with the Trustees and the Manager regarding the investment affairs of the Fund, including economic, statistical and investment matters relevant to the Subadviser’s duties hereunder, and will provide periodic reports to the Manager relating to the portfolio strategies it employs.

(c) Compliance Matters. The Subadviser, at its expense, will promptly provide: (1) the Manager with such compliance reports relating to its duties under this Agreement as may be agreed upon by such parties from time to time; (2) the Manager with necessary letters, reports and information in connection with the preparation of shareholder reports; (3) the Board with such reports and information as requested from time to time; (4) information required with respect to regulatory filings; and (5) such other information as reasonably requested by the Manager or Board from time to time. The Subadviser also shall cooperate with and provide reasonable assistance to the Manager, the Fund’s administrator, the Fund’s custodian, the Fund’s transfer agent and pricing agents and all other agents and representatives of the Fund, the Trust and the Manager, keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Fund, the Trust and the Manager, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

(d) Valuation. The Subadviser, at its expense, will provide the Fund’s pricing agent and/or custodian with market price information relating to the assets of the Fund at such times as the parties hereto may agree upon from time to time. For those securities for which market quotes are not readily available or current, the Subadviser, at its expense and in accordance with procedures and methods established by the Board, which may be amended from time to time, will provide assistance to the Manager, or other applicable service providers for the Trust and the Fund, in determining the fair value of such securities, including providing market price information relating to these assets of the Fund.

(e) Executing Portfolio Transactions. In connection with management of the investment and reinvestment of the Fund’s assets, the Subadviser will place all orders pursuant to its investment determinations for the Fund either directly with the issuer or through broker or dealers selected by Subadviser. In the selection of broker-dealers and the placement of orders for the purchase and sale of portfolio investments for the Fund, the Subadviser shall use its best efforts to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below.

In using its best efforts to obtain the most favorable price and execution available, the Subadviser, bearing in mind the Fund’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission and dealer’s spread or mark-up, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker-dealer involved, the general execution and operational facilities of the broker-dealer and the quality of service rendered by the broker-dealer in other transactions.

Subject to such policies, which will be communicated to the Subadviser, as the Board of Trustees may determine, the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker-dealer that provides brokerage and research services to the Subadviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or the Subadviser’s overall responsibilities with respect to the Fund and to other clients of the Subadviser as to which the Subadviser exercises investment discretion. The Fund agrees that any entity or person associated with the Manager or the Subadviser that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Fund that is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and the Fund consents to the retention of compensation for such transactions.

The Subadviser may buy securities for the Fund at the same time it is selling such securities for another client account and may sell securities for the Fund at the time it is buying such securities for another client account. In such cases, subject to applicable legal and regulatory requirements, and in compliance with such procedures of the Trust as may be in effect from time to time, the Subadviser may effectuate cross transactions between the Fund and such other account if it deems this to be advantageous.

The Subadviser agrees that it shall not direct Fund transactions for the Fund through any broker or dealer that is an “affiliated person” of the Subadviser (as that term is defined in the 1940 Act or interpreted under applicable rules and regulations of the Commission), except as permitted under the 1940 Act. The Manager agrees that it will provide the Subadviser with a list of brokers and dealers that are affiliated persons of the Fund, or affiliated persons of such persons, and shall timely update that list as the need arises. The Manager agrees that any entity or person associated with the Manager or the Subadviser that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Trust that is permitted by Section 11(a) of the Exchange Act, and the Manager consents to the retention of compensation for such transactions.

(f) Expenses. The Subadviser, at its expense, will furnish all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for them to faithfully perform their duties under this Agreement and administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Subadviser’s duties under this Agreement. However, the Subadviser shall not be obligated to pay any expenses of the Manager, the Fund, or the Trust, including without limitation, interest and taxes, brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments for the Fund and custodian fees and expenses.

(g) Proxies. The Subadviser will, unless and until otherwise directed by the Manager or the Board, vote proxies with respect to the Fund’s securities and exercise rights in corporate actions or otherwise in accordance with the Fund’s proxy voting guidelines, as amended from time to time.

2. Books and Records. Pursuant to Rule 31a-3 under the 1940 Act, the Subadviser agrees that: (a) all records it maintains for the Fund are the property of the Fund; (b) it will surrender promptly to the Fund or the Manager any such records upon the Fund’s or Manager’s request; (c) it will maintain for the Fund the records that the Fund is required to maintain pursuant to Rule 31a-1 insofar as such records relate to the investment affairs of the Fund; and (d) it will preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it maintains for the Fund. Notwithstanding subsection (b) above, the Subadviser may maintain copies of such records to comply with its recordkeeping obligations.

3. Compensation. The Manager will pay to the Subadviser as compensation for the Subadviser’s services rendered pursuant to this Agreement a subadvisory fee as set forth in Schedule A, which schedule can be modified from time to time, subject to the appropriate approvals required by the 1940 Act. Such fees shall be paid by the Manager (and not by the Fund). Such fees shall be payable for each month within 15 business days after the end of such month. If the Subadviser shall serve for less than the whole of a month, the compensation as specified shall be prorated.

4. Additional Agreements.

(a) Other Agreements. The Subadviser and persons controlled by or under common control with the Subadviser have and may have advisory, management service or other agreements with other organizations and persons, and may have other interests and businesses. Nothing in this Agreement is intended to preclude such other business relationships.

(b) Access to Information. The Subadviser shall, upon reasonable notice, afford the Manager at all reasonable times access to Subadviser’s officers, employees, agents and offices and to all its relevant books and records and shall furnish the Manager with all relevant financial and other data and information as requested; provided, however, that nothing contained herein shall obligate the Subadviser to provide the Manager with access to the books and records of the Subadviser relating to any other accounts other than the Fund.

(c) Confidentiality. The Subadviser shall treat confidentially and as proprietary information of the Trust and the Fund all records and information relative to the Trust and the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Subadviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust. Notwithstanding the above, the Subadviser may disclose: (i) the identity of the Trust and the Fund as part of any representative list of clients of the Subadviser; (ii) the investment results and other data of the Fund (without identifying the Fund or the Trust) in connection with providing composite investment results of clients of the Subadviser; and (iii) investments and transactions with respect to the Fund (without identifying the Trust or the Fund) in connection with providing composite information of clients of the Subadviser, provided that such disclosure will not be made in such a manner that may reasonably have an adverse effect on the trading activities of the Fund.

(d) Notifications. The Subadviser agrees that it will promptly notify the Manager in the event that the Subadviser is the subject of an administrative proceeding or enforcement action by the Commission or other regulatory body with applicable jurisdiction, or any other any other occurrence that reasonably could have a material adverse impact on the ability of the Subadviser to provide the services provided for under this Agreement.

Similarly, the Manager agrees that it will promptly notify Subadviser in the event that the Manager or the Fund is or expects to become the subject of an administrative proceeding or enforcement action by the Commission or other regulatory body with applicable jurisdiction, or any other any other occurrence that reasonably could have a material adverse impact on the ability of the Manager to provide the services provided for under this Agreement.

(e) Insurance. The Subadviser agrees to maintain errors and omissions or professional liability insurance coverage in an amount that is reasonable in light of the nature and scope of the Subadviser’s business activities.

(f) Shareholder Meeting/Information Statement Expenses. The Subadviser shall bear all reasonable expenses associated with (i) a meeting of shareholders required to be called by the Trust, or (ii) providing shareholders an information statement solely due to actions involving the Subadviser, including, without limitation, a change of control of the Subadviser.

5. Amendment of Agreement. No provision of this Agreement shall be materially amended unless such amendment is approved by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the members of the Board of Trustees who are not interested persons of the Trust, the Manager or the Subadviser (the “Independent Trustees”) and, to the extent required by the 1940 Act, by the affirmative vote of a majority of the outstanding shares of the Fund. The Subadviser agrees to notify the Manager of any anticipated change in control of the Subadviser as soon as such change is reasonably anticipated and, in any event, prior to such change.

6. Duration and Termination of the Agreement. This Agreement shall become effective upon its execution; provided, however, that this Agreement shall not become effective unless it has first been approved by a vote of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval. This Agreement shall remain in full force and effect continuously thereafter, except as follows:

(a) By vote of a majority of the (i) Independent Trustees, or (ii) outstanding voting shares of the Fund, the Fund may at any time terminate this Agreement, without the payment of any penalty, by providing not more than 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Manager and the Subadviser.

(b) This Agreement will terminate automatically, without the payment of any penalty, unless within two years after its initial effectiveness and at least annually thereafter, the continuance of the Agreement is specifically approved by (i) the Board of Trustees or the shareholders of the Fund by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Independent Trustees, by vote cast in person at a meeting called for the purpose of voting on such approval. If the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance as provided herein, the Subadviser may continue to serve hereunder in a manner consistent with the 1940 Act and the rules thereunder.

(c) The Manager may at any time terminate this Agreement, without the payment of any penalty, by not less than 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Subadviser, and the Subadviser may at any time, without the payment of any penalty, terminate this Agreement by not less than 90 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Manager.

(d) This Agreement automatically and immediately shall terminate, without the payment of any penalty, in the event of its assignment.

(e) Any notice of termination served on the Subadviser by the Manager shall be without prejudice to the obligation of the Subadviser to complete transactions already initiated or acted upon with respect to the Fund. Upon termination without reasonable notice by the Manager, the Subadviser will be paid certain previously agreed upon expenses the Subadviser necessarily incurs in terminating the Agreement.

Upon termination of this Agreement, the duties of the Manager delegated to the Subadviser under this Agreement automatically shall revert to the Manager.

8. Definitions. For the purposes of this Agreement, the terms “vote of a majority of the outstanding shares,” “affiliated person,” “control,” “interested person” and “assignment” shall have their respective meanings as defined in the 1940 Act and the rules thereunder subject, however, to such exemptions as may be granted by the Securities and Exchange Commission (“SEC”) under said Act; and references to annual approvals by the Board of Trustees shall be construed in a manner consistent with the 1940 Act and the rules thereunder.

9. Representations and Warranties.

(a) Subadviser. The Subadviser represents and warrants to the Manager that:

(i) the execution, delivery and performance of this Agreement does not violate any obligation by which the Subadviser or its property is bound, whether arising by contract, operation of law or otherwise;

(ii) this Agreement has been duly authorized by appropriate action of the Subadviser and when executed and delivered by the Subadviser will be a legal, valid and binding obligation of the Subadviser, enforceable against the Subadviser in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law);

(iii) the Subadviser is registered as an investment adviser under the Advisers Act of 1940 (“Advisers Act”);

(iv) the Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and that the Subadviser and certain of its employees, officers and directors are subject to reporting requirements thereunder and, accordingly, agrees that it shall, on a timely and reasonable basis, furnish a copy of such code of ethics to the Manager, and requisite certifications as from time to time reasonably requested;

(v) the Subadviser has adopted written compliance policies and procedures reasonably designed to prevent violations of the Advisers Act and the rules promulgated thereunder and the Subadviser agrees to provide: (a) from time to time a copy and/or summary of such compliance policies and procedures and an accompanying certification certifying that the Subadviser’s compliance policies and procedures complies with the Advisers Act (b) a report of the annual review determining the adequacy and effectiveness of the Subadviser’s compliance policies and procedures; (c) the name of the Subadviser’s Chief Compliance Officer to act as a liaison for compliance issues that may arise between the Fund and the Subadviser;

(vi) the Subadviser is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement;

(vii) the Subadviser will promptly notify the Manager of the occurrence of any event that would disqualify the Subadviser from serving as investment subadviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise;

(viii) the Subadviser has provided the Manager with a copy of its Form ADV as most recently filed with the SEC and will furnish a copy of all amendments to the Manager at least annually; and

(ix) the Subadviser will notify the Manager of any “assignment” (as defined in the 1940 Act) of this Agreement or change of control of the Subadviser, as applicable, and any changes in the key personnel who are the Fund managers of the Fund, in each case prior to or promptly after, such change.

(b) Manager. The Manager represents and warrants to the Subadviser that:

(i) the execution, delivery and performance of each of this Agreement and the Advisory Agreement does not violate any obligation by which the Trust or the Manager or their respective property is bound, whether arising by contract, operation of law or otherwise;

(ii) each of this Agreement and the Advisory Agreement has been duly authorized by appropriate action of the Trust and the Manager and when executed and delivered by the Manager will be a legal, valid and binding obligation of the Fund, the Trust and the Manager, enforceable against the Trust and the Manager in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law);

(iii) the Manager is registered as an investment adviser under the Advisers Act;

(iv) the Manager has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and that the Manager r and certain of its employees, officers and directors are subject to reporting requirements thereunder;

(v) the Manager is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; and

(vi) the Manager will promptly notify the Subadviser of the occurrence of any event that would disqualify the Manager from serving as investment manager of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

10. Liability of the Subadviser. In the absence of (a) bad faith, gross negligence or willful misfeasance on the part of the Subadviser in the performance of its obligations and duties hereunder; (b) reckless disregard by the Subadviser of its obligations and duties hereunder; or (c) loss resulting from a breach of the Subadviser’s fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), the Subadviser shall not be subject to any liability to the Manager, the Fund or their directors, Trustees, officers or shareholders, for any act or omission in the course of, or connected with, rendering services hereunder. The Subadviser shall indemnify and hold harmless such parties from any and all claims, losses, expenses, obligations and liabilities (including reasonable attorneys fees) that arise or result from that specified in Subsection (a) through (c) above.

11. Liability of the Manager. In the absence of (a) bad faith, gross negligence or willful misfeasance on the part of the Manager in the performance of its obligations and duties hereunder; (b) reckless disregard by the Subadviser of its obligations and duties hereunder; or (c) loss resulting from a breach of the Manager’s fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), the Manager shall not be subject to any liability to the Subadviser for any act or omission in the course of, or connected with, rendering services hereunder. The Manager shall indemnify and hold harmless the Subadviser from any and all claims, losses, expenses, obligations and liabilities (including reasonable attorneys fees) that arise or result from that specified in Subsection (a) through (c) above.

12. Governing Law; Waiver of Jury Trial. This Agreement shall be construed in accordance with the laws of the State of Florida, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of Florida conflict with the applicable provisions of the 1940 Act, the latter shall control. The parties hereby waive their right to a jury trial.

13. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

14. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15. Entire Agreement. This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof.

16. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is made less restrictive by a rule, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, or order.

IN WITNESS WHEREOF, Heritage Asset Management, Inc. and Western Asset Management Company have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.

Attest:	HERITAGE ASSET MANAGEMENT, INC.

By:	By:
		Name:	K.C. Clark
		Title:	Executive Vice President

Attest:	WESTERN ASSET MANAGEMENT CO.

By:	By:
Name:
Title:

SCHEDULE A

TO THE

HERITAGE INCOME TRUST – HIGH YIELD BOND FUND

SUBADVISORY AGREEMENT

BETWEEN

HERITAGE ASSET MANAGEMENT, INC.

AND

WESTERN ASSET MANAGEMENT CO.

As compensation pursuant to section 4 of the Subadvisory Agreement between Heritage Asset Management, Inc. (the “Manager”) and Western Asset Management Company (the “Subadviser”), the Manager shall pay the Subadviser a subadvisory fee, computed and paid monthly, equal to 50% of the advisory fee payable to the Manager by the Fund without regard to any reduction in fees actually paid to the Manager as a result of fee waivers by the Manager.

Dated: January 2, 2007